Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the VMLogix, Inc. Amended and Restated 2006 Stock Incentive Plan and the Netviewer AG 2010 Restricted Stock Unit Plan of our reports dated February 24, 2011, with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. and the effectiveness of internal control over financial reporting of Citrix Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Boca Raton, Florida

February 24, 2011